CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Stadion Investment Trust and to the use of our report dated July 22, 2009 on the Stadion Managed Portfolio and the Stadion Core Advantage Portfolio's (each a series of shares of Stadion Investment Trust) financial statements and financial highlights.   Such financial statements and financial highlights appear in the 2009 Annual Reports to Shareholders that are incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
March 26, 2010